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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
SECOND QUARTER 2017 FINANCIAL RESULTS

•	Sales of $364 million, up 19%; Organic Sales up 11%

•	Operating Margin of 15.7%; Adjusted Operating Margin of 15.6%, down 40 bps

•	Diluted EPS of $0.82, up 34%; Up 29% to $0.81 on an Adjusted Basis

•	2017 Expected Sales Growth of 14% to 15%; Organic Sales Growth of 9% to 10%

•	2017 Expected Adjusted Net Income of $2.80 to $2.90 per Diluted Share; up 11% to 15% from 2016 Adjusted Net Income of $2.53 per Diluted Share

BRISTOL, Conn., July 28, 2017 - Barnes Group Inc. (NYSE: B), a global industrial and aerospace manufacturer and service provider, today reported financial results for the second quarter 2017.
Second quarter 2017 net sales of $364 million were up 19% from $307 million in the prior year period driven by strong organic sales growth (1) of 11% and acquisition sales of 8%. Foreign exchange unfavorably impacted sales by approximately 1%. Net income for the second quarter was $45.0 million, or $0.82 per diluted share, compared to $33.2 million, or $0.61 per diluted share, a year ago. During the quarter, the Company merged several Swiss legal entities which generated a net tax benefit of approximately $6.3 million, or $0.12 per diluted share. On an adjusted basis, net income was $0.81 per diluted share, up 29% from $0.63 last year. Adjusted diluted net income per share in the second quarter of 2017 excludes restructuring actions which provided a net benefit of $0.03 and FOBOHA short-term purchase accounting adjustments of $0.02 in our Industrial Segment. Second quarter 2016 adjusted diluted net income per share excludes costs related to a contract termination dispute of $0.02 in our Aerospace Segment.
A table reconciling 2017 and 2016 non-GAAP adjusted results presented in this release to the Company’s GAAP results is included at the end of this press release.
“As a result of growth investments made during the ongoing transformation of our business, Barnes Group continues to deliver strong organic sales,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “The portfolio reshaping allows us to take advantage of current favorable end markets. While accelerated growth can occasionally dampen near term margins, the business is well situated to continue its upward trend of long term profitability,” added Dempsey.

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Industrial

•
Second quarter 2017 sales were $251.8 million, up 23% from $204.5 million in the prior year period. Organic sales increased by 12%, primarily driven by continuing strength in our Nitrogen Gas Products and Molding Solutions businesses. Unfavorable foreign exchange reduced sales by approximately $1.8 million, or 1%, while the FOBOHA and Gammaflux businesses collectively contributed $24.7 million, or 12%, in acquisition sales.

•
Operating profit in the second quarter was $37.4 million, up 7% from $34.8 million in the prior year period, benefitting from the profit impact of increased organic sales volumes, partially offset by higher costs incurred on certain programs within Engineered Components. The second quarter of 2017 includes restructuring actions related to two plant consolidations which provided a net benefit of $1.7 million and FOBOHA short-term purchase accounting adjustments of $1.2 million. Excluding these items, adjusted operating profit of $36.9 million was up 6% from $34.8 million a year ago. Adjusted operating margin was 14.7%, down 230 bps, driven by lower productivity from Engineered Components and a low margin contribution from the FOBOHA business.

Aerospace

•
Second quarter 2017 sales were $112.7 million, up 10% from $102.2 million in the same period last year. Aerospace original equipment manufacturing (“OEM”) sales increased due to the continuing ramp of new engine programs. In the aftermarket business, maintenance, repair and overhaul (“MRO”) sales and spare parts sales were both up significantly as compared to a year ago.

•
Operating profit was $19.7 million for the second quarter of 2017, compared to $12.6 million in the prior year period, reflecting the profit impact from higher sales volumes, productivity benefits and the absence of contract termination dispute charges of $1.6 million taken last year, partially offset by price deflation and increased employee related expenses. Excluding the contract termination dispute costs last year, adjusted operating profit was up 39% from $14.2 million a year ago. Operating margin of 17.5% was up 360 bps from an adjusted 13.9% a year ago.

•	Aerospace backlog was $683 million at the end of the second quarter of 2017, up 4% compared to a year ago and down 1% sequentially from the first quarter of 2017.

Additional Information

•	Interest expense increased $0.7 million to $3.5 million in the second quarter of 2017 primarily as a result of a higher average effective interest rate versus a year ago.

•
The Company’s effective tax rate for the second quarter was 15.4% compared with 27.0% in the second quarter of 2016 and 25.7% for the full year 2016. The primary driver of the second quarter’s lower tax rate is the result of merging several legal entities in Switzerland. This allowed the Company to adjust the valuation allowance on previously reserved net operating losses that would have otherwise expired. The impact related to this change is a discrete benefit of approximately $6.3 million in the quarter.

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2017 Updated Outlook

Barnes Group now expects 2017 total revenue growth of 14% to 15% with organic revenue growth of 9% to 10% and 5% from acquisition revenues. Foreign exchange is not anticipated to have a meaningful impact for the year. Adjusted operating margins are forecasted to be in the range of 15.5% to 16.0%. Adjusted earnings from continuing operations are expected to be in the range of $2.80 to $2.90 per diluted share, up 11% to 15% from 2016’s adjusted diluted earnings per share of $2.53. Further, the Company anticipates capital expenditures of approximately $55 million and cash conversion greater than 90% of net income. For 2017, the effective tax rate is expected to be approximately 24%.

Conference Call Information
Barnes Group Inc. will conduct a conference call with investors to discuss second quarter 2017 results at 8:30 a.m. ET today, July 28, 2017. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (877) 201-0168 in the U.S. or (647) 788-4901 outside of the U.S.; Conference ID 18435286. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, July 28, 2017 until 11:59 p.m. (ET) on Friday, August 4, 2017, by dialing (416) 621-4642; Conference ID 18435286.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Barnes Group Inc. (NYSE: B) is a global provider of highly engineered products, differentiated industrial technologies, and innovative solutions, serving a wide range of end markets and customers. Its specialized products and services are used in far-reaching applications including aerospace, transportation, manufacturing, healthcare, and packaging. Barnes Group’s skilled and dedicated employees around the globe are committed to the highest performance standards and achieving consistent, sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; difficulties leveraging market opportunities; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in global operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog due to a range of factors, including changes in customer sourcing decisions, material changes, production schedules and volumes of specific programs; the impact of government budget and funding decisions; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures;

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and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

# # #

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Net sales	$364,493	$306,693	18.8	$706,295	$595,025	18.7

Cost of sales	236,506	197,173	19.9	456,339	383,428	19.0
Selling and administrative expenses	70,847	62,060	14.2	137,069	122,610	11.8
	307,353	259,233	18.6	593,408	506,038	17.3
Operating income	57,140	47,460	20.4	112,887	88,987	26.9

Operating margin	15.7%	15.5%		16.0%	15.0%

Interest expense	3,541	2,815	25.8	6,890	5,806	18.7
Other expense (income), net	394	(824)	NM	416	(597)	NM
Income before income taxes	53,205	45,469	17.0	105,581	83,778	26.0
Income taxes	8,178	12,257	(33.3)	22,251	21,718	2.5
Net income	$45,027	$33,212	35.6	$83,330	$62,060	34.3

Common dividends	$7,527	$6,982	7.8	$14,524	$13,450	8.0

Per common share:
Net income:
Basic	$0.83	$0.61	36.1	$1.54	$1.14	35.1
Diluted	0.82	0.61	34.4	1.52	1.14	33.3
Dividends	0.14	0.13	7.7	0.27	0.25	8.0

Weighted average common shares outstanding:
Basic	54,177,251	54,168,562	—	54,178,185	54,207,145	(0.1)
Diluted	54,722,211	54,642,071	0.1	54,686,172	54,662,389	—
NM - Not Meaningful

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2017	2016	% Change		2017	2016	% Change
Net sales
Industrial	$251,845	$204,540	23.1		$479,185	$399,786	19.9
Aerospace	112,662	102,153	10.3		227,132	195,240	16.3
Intersegment sales	(14)	—			(22)	(1)
Total net sales	$364,493	$306,693	18.8		$706,295	$595,025	18.7

Operating profit
Industrial	$37,395	$34,843	7.3		$70,850	$64,487	9.9
Aerospace	19,745	12,617	56.5		42,037	24,500	71.6
Total operating profit	$57,140	$47,460	20.4		$112,887	$88,987	26.9

Operating margin			Change				Change
Industrial	14.8%	17.0%	(220)	bps.	14.8%	16.1%	(130)	bps.
Aerospace	17.5%	12.4%	510	bps.	18.5%	12.5%	600	bps.
Total operating margin	15.7%	15.5%	20	bps.	16.0%	15.0%	100	bps.

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$104,805	$66,447
Accounts receivable	313,491	287,123
Inventories	248,370	227,759
Prepaid expenses and other current assets	28,483	27,163
Total current assets	695,149	608,492

Deferred income taxes	31,496	25,433
Property, plant and equipment, net	348,539	334,489
Goodwill	674,785	633,436
Other intangible assets, net	520,061	522,258
Other assets	16,345	13,431
Total assets	$2,286,375	$2,137,539

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$10,000	$30,825
Accounts payable	127,393	112,024
Accrued liabilities	168,362	156,967
Long-term debt - current	1,887	2,067
Total current liabilities	307,642	301,883

Long-term debt	494,222	468,062
Accrued retirement benefits	94,263	109,350
Deferred income taxes	64,770	66,446
Other liabilities	26,206	23,440

Total stockholders' equity	1,299,272	1,168,358
Total liabilities and stockholders' equity	$2,286,375	$2,137,539

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2017	2016
Operating activities:
Net income	$83,330	$62,060
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	45,488	38,639
Gain on disposition of property, plant and equipment	(24)	(286)
Stock compensation expense	5,494	5,947
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(18,304)	(11,036)
Inventories	(10,743)	4,755
Prepaid expenses and other current assets	(642)	(2,378)
Accounts payable	15,717	8,014
Accrued liabilities	8,517	8,512
Deferred income taxes	(14,569)	(536)
Long-term retirement benefits	(12,533)	(16,199)
Other	663	(459)
Net cash provided by operating activities	102,394	97,033

Investing activities:
Proceeds from disposition of property, plant and equipment	205	439
Capital expenditures	(27,325)	(22,987)
Business acquisitions, net of cash acquired	(8,811)	(1,546)
Component Repair Program payments	—	(900)
Other	(3,000)	—
Net cash used by investing activities	(38,931)	(24,994)

Financing activities:
Net change in other borrowings	(20,925)	(2,349)
Payments on long-term debt	(49,311)	(127,484)
Proceeds from the issuance of long-term debt	74,716	99,022
Proceeds from the issuance of common stock	1,148	311
Common stock repurchases	(5,383)	(8,000)
Dividends paid	(14,524)	(13,450)
Withholding taxes paid on stock issuances	(240)	(465)
Other	(14,451)	(2,876)
Net cash used by financing activities	(28,970)	(55,291)

Effect of exchange rate changes on cash flows	3,865	652
Increase in cash and cash equivalents	38,358	17,400

Cash and cash equivalents at beginning of period	66,447	83,926
Cash and cash equivalents at end of period	$104,805	$101,326

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2017	2016
Free cash flow:
Net cash provided by operating activities	$102,394	$97,033
Capital expenditures	(27,325)	(22,987)
Free cash flow (1)	$75,069	$74,046

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2017	2016	% Change		2017	2016	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$37,395	$34,843	7.3		$70,850	$64,487	9.9
FOBOHA short-term purchase accounting adjustments	1,193	—			1,793	—
Restructuring actions	(1,652)	—			(1,652)	—
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$36,936	$34,843	6.0		$70,991	$64,487	10.1

Operating Margin - Industrial Segment (GAAP)	14.8%	17.0%	(220)	bps.	14.8%	16.1%	(130)	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	14.7%	17.0%	(230)	bps.	14.8%	16.1%	(130)	bps.

Operating Profit - Aerospace Segment (GAAP)	$19,745	$12,617	56.5		$42,037	$24,500	71.6
Contract termination dispute charges	—	1,570			—	2,386
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$19,745	$14,187	39.2		$42,037	$26,886	56.4

Operating Margin - Aerospace Segment (GAAP)	17.5%	12.4%	510	bps.	18.5%	12.5%	600	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	17.5%	13.9%	360	bps.	18.5%	13.8%	470	bps.
CONSOLIDATED RESULTS
Operating Income (GAAP)	$57,140	$47,460	20.4		$112,887	$88,987	26.9
FOBOHA short-term purchase accounting adjustments	1,193	—			1,793	—
Contract termination dispute charges	—	1,570			—	2,386
Restructuring actions	(1,652)	—			(1,652)	—
Operating Income as adjusted (Non-GAAP) (1)	$56,681	$49,030	15.6		$113,028	$91,373	23.7

Operating Margin (GAAP)	15.7%	15.5%	20	bps.	16.0%	15.0%	100	bps.
Operating Margin as adjusted (Non-GAAP) (1)	15.6%	16.0%	(40)	bps.	16.0%	15.4%	60	bps.

Diluted Net Income per Share (GAAP)	$0.82	$0.61	34.4		$1.52	$1.14	33.3
FOBOHA short-term purchase accounting adjustments	0.02	—			0.02	—
Contract termination dispute charges	—	0.02			—	0.03
Restructuring actions	(0.03)	—			(0.03)	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.81	$0.63	28.6		$1.51	$1.17	29.1

	Full-Year 2016		Full-Year 2017 Outlook
Diluted Net Income per Share (GAAP)	$2.48		$2.77	to	$2.87
Acquisition transaction costs	0.02
FOBOHA short-term purchase accounting adjustments	0.03			0.03
Contract termination dispute charges	0.03
Contract termination arbitration award	(0.03)
Restructuring actions	—			—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$2.53		$2.80	to	$2.90

Notes:
(1) The Company has excluded short-term purchase accounting adjustments related to its FOBOHA acquisition and the net gain from restructuring actions related to the closure and consolidation of two manufacturing facilities within the Industrial segment from its "as adjusted" financial measurements for 2017. The Company has excluded the following from its "as adjusted" financial measurements for 2016: 1) transaction costs related to its FOBOHA acquisition, 2) short-term purchase accounting adjustments related to its FOBOHA acquisition, 3) charges related to the contract termination dispute and 4) operating income related to the contract termination arbitration award and the non-operating interest income awarded. The tax effects of these items were calculated based on the respective tax jurisdiction of each item and range from approximately 21% to 37%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.